EXHIBIT 99.1



                     COOPERATIVE BANKSHARES, INC. ANNOUNCES
                    COMPLIANCE WITH NASDAQ LISTING STANDARDS
                   AND RECEIPT OF GOING CONCERN QUALIFICATION

         WILMINGTON, North Carolina, May 8, 2009 -- Cooperative Bankshares, Inc. (NASDAQ: COOP) (the "Company") today announced that that the Company is now in compliance with the listing standards of the NASDAQ Global Market ("NASDAQ"). As previously disclosed, on April 17, 2009, the Company received a letter from NASDAQ indicating that the Company was not in compliance with the filing requirements for continued listing under NASDAQ Marketplace Rule 5250(c)(1). The NASDAQ letter, which the Company expected, was issued in accordance with standard NASDAQ procedures due to the delayed filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the "Form 8-K") with the U.S. Securities and Exchange Commission (the "Commission").

         On May 1, 2009 the Company filed its Form 10-K with the Commission. As a result of the filing of the Form 10-K, the Company received a letter dated May 4, 2009 from NASDAQ stating that the Company is now in compliance with Marketplace Rule 5250(c)(1).

         In addition, the Company also announced today that the Company's audited financial statements included in the Form 10-K filed on May 1, 2009 contained a going concern qualification from the Company's independent registered public accounting firm. This announcement is required by NASDAQ Marketplace Rule 5250(b)(2), which requires disclosure of receipt of an audit opinion containing a going concern qualification. This announcement does not represent any change or amendment to the Company's financial statements or to its Form 10-K for the fiscal year ended December 31, 2008.

         Chartered in 1898, Cooperative Bank provides a full range of financial services through twenty three offices in Eastern North Carolina and three offices in South Carolina. The Bank's subsidiary, Lumina Mortgage, Inc., is a mortgage banking firm, originating and selling residential mortgage loans through three offices in North Carolina.

         Statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which contain words such as "expects," "intends," "believes" or words of similar import, are subject to numerous risks and uncertainties disclosed from time to time in documents the Company files with the Commission, which could cause actual results to differ materially from the results currently anticipated. Undue reliance should not be placed on such forward-looking statements.

Contact:  Todd L. Sammons, CFO/ Interim-President/CEO  910-442-4179